Exhibit 99.1

Axcelis Technologies and Veeco Instruments to Combine, Creating a Leading Semiconductor Equipment Company

Diversifies Portfolio with Complementary Capital Equipment Solutions and Expands Addressable Markets Supported by Secular Tailwinds

Greater R&D Scale to Fuel Differentiated, Next-Generation Technologies for Customers

Resilient Pro-Forma Operating Profile and Balance Sheet to Support Investment in Organic Growth Initiatives and Share Repurchase Program

Expected to be Accretive to Non-GAAP Earnings Per Share Within the First Year Post Closing

Will Host Joint Conference Call and Webcast Today at 8:30 AM ET

BEVERLY, Mass., and PLAINVIEW, N.Y., October 1, 2025 – Axcelis Technologies, Inc. (Nasdaq: ACLS) and Veeco Instruments Inc. (Nasdaq: VECO) today announced that they have entered into a definitive agreement to combine in an all-stock merger. The combined company is expected to have an enterprise value of approximately $4.4 billion based on Axcelis’ and Veeco’s closing share prices as of September 30, 2025, and outstanding debt as of June 30, 2025.

Together, Axcelis and Veeco will be a leading semiconductor equipment company serving complementary, diversified and expanding end markets. The combined company will have an attractive operating profile, a robust R&D innovation engine and an expanded product portfolio with opportunities for cost and revenue synergies. On a pro-forma basis for Fiscal Year 2024, the combined company generated revenue of $1.7 billion, non-GAAP gross margin of 44% and adjusted EBITDA of $387 million. These pro-forma figures do not reflect the anticipated synergies of the combination.

Under the terms of the agreement, Veeco shareholders will receive 0.3575 Axcelis shares for each share of Veeco they own. At closing, Axcelis shareholders are expected to own approximately 58%, and Veeco shareholders are expected to own approximately 42%, of the combined company, on a fully diluted basis. The merger agreement was approved unanimously by the boards of directors of both companies.1

“This combination marks a transformational milestone for both Axcelis and Veeco, establishing a new leader in semiconductor capital equipment with complementary technologies, a diversified portfolio and an expanded addressable market opportunity,” said Dr. Russell Low, President and Chief Executive Officer of Axcelis. “We have long admired Veeco’s history of innovation and its track record of delivering breakthrough products. I had the privilege of previously working at Veeco and I hold deep appreciation for its incredible talent, culture and innovation. Together, we will be well-positioned to serve large and growing end markets poised to benefit from significant secular tailwinds, creating exciting opportunities for employees and accelerating next-generation innovation for our customers.”

1 Thomas St. Dennis, an independent director who serves on the boards of Veeco and Axcelis, recused himself from the vote.

“This merger capitalizes on the core competencies of both Veeco and Axcelis to address our customers’ critical needs,” said Dr. Bill MiIler, Chief Executive Officer of Veeco. “With increased R&D scale, the combination of these two exceptional businesses will accelerate our ability to solve material challenges, enable advanced chip manufacturing and build an even stronger company that can deliver superior value for all stakeholders.”

Strategic Rationale and Financial Benefits

•	Increases addressable market opportunity. By integrating complementary technologies, solutions and offerings, the combined company will expand its total addressable market to over $5 billion, with greater exposure to secular tailwinds including artificial intelligence and the corresponding demand for power solutions.

•	Diversifies technology portfolio and market segments to advance customer roadmaps. The combination will create the fourth largest U.S. wafer fabrication equipment supplier by revenue, delivering meaningful scale and resources to better compete throughout the global semiconductor equipment value chain. The combined company will offer a differentiated and comprehensive product portfolio spanning ion implantation, laser annealing, ion beam deposition, advanced packaging solutions and MOCVD. The expanded portfolio will be supported by robust aftermarket services for the combined company’s global customers. These complementary capabilities are expected to provide revenue synergies through the integration of technology expertise, cross-selling and platform optimization.

•	Combines complementary expertise and scale to deliver innovative solutions for customers. The combined company’s complementary teams and technical capabilities directly lead to stronger capacity, expanded R&D scale, accelerated innovation and will unlock opportunities across key geographies and end market segments. Furthermore, customers benefit from a more robust partner capable of supporting differentiated, next-generation technologies, accelerating their roadmaps.

•	Resilient operating profile and strong balance sheet to drive growth and returns. On a pro-forma basis in 2024, the combined company generated a 44% non-GAAP gross margin and 22% adjusted EBITDA margin (excluding anticipated cost synergies). It is expected to have estimated pro-forma cash of over $900 million[2] upon closing. The combined company’s strong balance sheet is expected to support the organic growth of the combined businesses and provide a solid foundation to deliver capital returns to shareholders. Axcelis and Veeco anticipate that, following the closing of the transaction, the combined company would execute a share repurchase program. Axcelis and Veeco expect annual run-rate cost synergies of $35 million within 24 months following closing, with the majority achieved within the first 12 months, and accretion to non-GAAP earnings per share within the first 12 months post-closing. Run-rate synergies exclude additional savings associated with share based compensation expense. Veeco’s $230 million in outstanding 2029 convertible bonds will be assumed by the combined company in connection with the transaction.

2 Cash includes cash, cash equivalents, short-term investments and long-term investments as of June 30, 2025, as reflected in the respective balance sheets of both companies.

Governance, Leadership and Headquarters

Upon close, the combined company’s Board will be comprised of 11 directors, six of whom are from Axcelis, including Dr. Low, and four from Veeco, including Dr. Miller, who will also chair the Board’s Technology Committee. Thomas St. Dennis, who currently serves on the boards of both companies, will serve as Chairperson of the Board for the combined company. Jorge Titinger, current Chairperson of Axcelis, will remain on the Board of the combined company.

Dr. Low will serve as President and Chief Executive Officer of the combined company. James Coogan, currently Chief Financial Officer of Axcelis, will serve in the same role at the combined company.

Following the closing of the transaction, the combined company will have its headquarters in Beverly, Massachusetts. To reflect the transformational nature of the merger, the combined company will assume a new name, ticker symbol and brand following close.

Timing and Approvals

The transaction is expected to close in the second half of 2026, subject to approval by shareholders of both companies, the receipt of required regulatory approvals and the satisfaction of other customary closing conditions.

Conference Call and Additional Materials

Axcelis and Veeco will host a conference call and webcast today at 8:30 a.m. ET to discuss the transaction. To join the call, dial 1-877-407-8029 (toll-free) or 1-201-689-8029. The webcast and accompanying slides can be accessed on both companies’ investor relations websites and at www.AxcelisVeeco.com. A replay of the conference call will be available on both companies’ investor relations websites, as well as the merger website following the call.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Axcelis, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Axcelis. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Axcelis.

UBS Investment Bank is serving as exclusive financial advisor to Veeco, and Morrison & Foerster LLP is serving as legal counsel to Veeco. Collected Strategies is serving as strategic communications advisor to Veeco.

About Axcelis

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our laser annealing, ion beam, metal organic chemical vapor deposition (MOCVD), single wafer etch & clean and lithography technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

Additional Information About the Potential Transaction and Where to Find It

In connection with the proposed transaction, Axcelis and Veeco intend to prepare, and Axcelis intends to file with the SEC, a registration statement on Form S-4 that will include a joint proxy statement/prospectus with respect to shares of Axcelis’ common stock to be issued in the transaction (the “joint proxy statement/prospectus”). Each of Axcelis and Veeco may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or any other document that Axcelis or Veeco may file with or furnish to the SEC. The definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of Axcelis and Veeco. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH OR FURNISHED TO THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus (if and when available) and other documents containing important information about Axcelis, Veeco and the proposed transaction, once such documents are filed with or furnished to the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with or furnished to the SEC by Axcelis will be available free of charge on Axcelis’ website at investor.axcelis.com or by contacting Axcelis’ Investor Relations department by email at investor-relations@axcelis.com. Copies of the documents filed with or furnished to the SEC by Veeco will be available free of charge on Veeco’s website at ir.veeco.com or by contacting Veeco’s Investor Relations department by email at Investorrelations@veeco.com.

Participants in the Solicitation

Axcelis, Veeco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Axcelis, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Axcelis’ proxy statement for its 2025 annual meeting of stockholders, which was filed with or furnished to the SEC on March 31, 2025. Information about the directors and executive officers of Veeco, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Veeco’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on March 20, 2025. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with or furnished to the SEC regarding the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

No Offer or Solicitation

This document is not intended to and shall not constitute an offer to purchase or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements included in this document, and any related oral statements, that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Statements in this document other than historical facts, such as statements pertaining to: (i) future industry demand for semiconductors and wafer fabrication equipment; (ii) future development of regulatory landscape; (iii) Axcelis’ or Veeco’s market position for the future; (iv) forecasts of financial measures for future periods; (v) long-term financial targets and underlying assumptions; (vi) the future investment plan for research and development, technology and infrastructure; (vii) future shareholder returns; and (viii) potential synergies or other benefits of a potential transaction between Axcelis and Veeco, are forward-looking statements.

Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events, or performance (often but not always using phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “budget,” “scheduled,” “forecasts,” “estimates,” “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could,” “would,” “might” or “will” be taken to occur or be achieved) are not statements of historical fact and may be forward-looking information and are intended to identify forward-looking information.

These forward-looking statements are based on current information and assumptions and involve a number of risks and uncertainties, including relating to obtaining applicable regulatory and stockholder approvals, satisfying other closing conditions to the proposed transaction, the expected tax treatment of the proposed transaction, the expected timing of the proposed transaction and the integration of the businesses and the expected benefits, cost savings, accretion, synergies and growth to result therefrom. These risks include, among other things: failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transaction or to complete the proposed transaction on anticipated terms and timing; negative effects of the announcement of the proposed transaction; risks that the businesses will not be integrated successfully or that the combined company will not realize expected benefits, cost savings, accretion, synergies and/or growth, or that such benefits may take longer to realize or may be more costly to achieve than expected; the risk that disruptions from the proposed transaction will harm business plans and operations; risks relating to unanticipated costs of integration; significant transaction and/or integration costs, or difficulties in connection with the proposed transaction and/or unknown or inestimable liabilities; restrictions during the pendency of the proposed transaction that may impact the ability to pursue certain business opportunities or strategic transactions; potential litigation associated with the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on Axcelis’, Veeco’s or the combined company’s relationships with suppliers, customers, employees and regulators; and demand for the combined company’s products. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: economic, political and social conditions in the countries in which Axcelis and Veeco, their respective customers and suppliers operate; disruption to Axcelis’ and Veeco’s respective manufacturing facilities or other operations, or the operations of Axcelis’ and Veeco’s respective customers and suppliers, due to natural catastrophic events, health epidemics or terrorism; ongoing changes in the technology industry, and the semiconductor industry in particular, including future growth rates, pricing trends in end-markets, or changes in customer capital spending patterns; Axcelis’, Veeco’s and the combined company’s ability to timely develop new technologies and products that successfully anticipate or address changes in the semiconductor industry; Axcelis’, Veeco’s and the combined company’s ability to maintain their respective technology advantage and protect their respective proprietary rights; Axcelis’, Veeco’s and the combined company’s ability to compete with new products introduced by their respective competitors; Axcelis’, Veeco’s and the combined company’s ability or the ability of their respective customers to obtain U.S. export control licenses for the sale of certain products or provision of certain services to customers in China.

For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this document, please refer to Axcelis’ most recent Annual Report on Form 10-K and Veeco's most recent Annual Report on Form 10-K, and other subsequent filings with the SEC made by Axcelis and/or Veeco. Unless required by law, we assume no obligation to, and do not currently intend to, update these forward-looking statements.

Contacts

Axcelis Contacts

Investor Relations Contact:

David Ryzhik

Senior Vice President, Investor Relations and Corporate Strategy

Telephone: (978) 787-2352

Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart

Senior Director, Corporate & Marketing Communications

Telephone: (978) 787-4266

Email: Maureen.Hart@axcelis.com

Mahmoud Siddig / Andrew Siegel / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Veeco Contacts

Investor Relations Contact:

Alex Delacroix

Director, Investor Relations

Telephone: (516) 528 1020

Email: adelacroix@veeco.com

Press/Media Relations Contact:

Brenden Wright

Vice President, Communications & HR Operations

Telephone: (410) 984-2610

Email: bwright@veeco.com

Jim Golden / Ed Hammond / Jack Kelleher

Collected Strategies | Veeco-CS@collectedstrategies.com